a.k.a. Brands Holding Corp.
Executive Incentive Compensation Recoupment Policy
(Adopted November 27, 2023)

INTRODUCTION

The board of directors (the “Board”) of a.k.a. Brands Holding Corp. (the “Company”) has determined that it is in the best interests of the Company to adopt a policy (the “Policy”) providing for the Company’s recoupment of “Erroneously Awarded Incentive-Based Compensation” (as defined below) received by current or former executive officers of the Company.

This Policy is intended to comply with, shall be interpreted to comply with, and shall be deemed automatically amended to comply with, Rule 10D-1 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.14 of the New York Stock Exchange Listed Company Manual, as such provisions may be amended from time to time, and any related rules, regulations or listing standards promulgated by the Securities and Exchange Commission (the “SEC”) or the New York Stock Exchange (the “NYSE”), including any additional or new requirements that become effective after the last date that this Policy was amended. Any such amendment shall be effective at such time as is necessary to comply with the applicable listing standards of the NYSE.

This Policy shall apply to all Incentive-Based Compensation (as defined below) paid or awarded on or after October 2, 2023.

DEFINITIONS

For purposes of this Policy, the following terms shall have the meanings set forth below:

“Covered Officers” shall mean “Executive Officers” as such term is defined in Rule 10D-1 adopted under the Exchange Act.

“Erroneously Awarded Incentive-Based Compensation” shall mean the amount of Incentive-Based Compensation received by a Covered Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts and must be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount is not subject to mathematical recalculation directly from the information in a Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, upon which the Incentive-Based Compensation was received, and the Company must maintain documentation of that reasonable estimate and provide such documentation to the NYSE. For the purposes of this Policy, Incentive-Based Compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that period.

“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a “financial reporting measure,” which refers to measures that are determined and presented in accordance with Generally Accepted Accounting Principles which are used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures for this purpose. For avoidance of doubt, a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

“Restatement” shall mean any required accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

RECOUPMENT OF ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION

In the event of a Restatement, the Board (or any committee to which the Board may delegate its authority hereunder) shall recover reasonably promptly from any Covered Officer the amount of any Erroneously Awarded Incentive-Based Compensation.

In determining the amount of Erroneously Awarded Incentive-Based Compensation to be recovered from a Covered Officer pursuant to the immediately preceding paragraph, this Policy shall apply to all Incentive-Based Compensation received by a Covered Officer: (i) after beginning service as an executive officer; (ii) who served as an executive officer at any time during the performance period for the Incentive-Based Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. For this purpose, the Company is deemed to be required to prepare a Restatement on the earlier of: (i) the date the Board, or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the SEC.

The Company shall recover the Erroneously Awarded Incentive-Based Compensation from Covered Officers unless the Board determines that recovery is impracticable because: (i) the direct expense to a third party to assist in enforcing this Policy would exceed the amount of

Erroneously Awarded Incentive-Based Compensation; provided that the Company must make a reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation before concluding that recovery is impracticable, document such reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation and provide such documentation to the NYSE; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

BINDING EFFECT OF DETERMINATIONS BY BOARD; DELEGATION

The terms of this Policy shall be binding and enforceable against all persons subject to this Policy and their beneficiaries, heirs, executors, administrators or other legal representatives. The Board may delegate to the Compensation Committee of the Board (the “Committee”) all determinations to be made and actions to be taken by the Board under this Policy. Any determination made by the Board or the Committee under this Policy shall be final, binding and conclusive on all parties.

SEVERABILITY

If any provision of this Policy or the application of any such provision to any Covered Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

NO IMPAIRMENT OF OTHER REMEDIES

The application and enforcement of this Policy does not preclude the Company from taking any other action to enforce a Covered Officer’s obligations to the Company, including termination of employment or institution of legal proceedings. Nothing in this Policy restricts the Company from seeking recovery under any other compensation recovery policy or any applicable provisions in plans, agreements, awards or other arrangements that contemplate the recovery of compensation from a Covered Officer. If a Covered Officer fails to repay the amount of Erroneously Awarded Incentive-Based Compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such Erroneously Awarded Incentive-Based Compensation from the Covered Officer, and the Covered Officer shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Erroneously Awarded Incentive-Based Compensation.

This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy.

NO INDEMNIFICATION

In no event will the Company indemnify any Covered Officer for any amounts that are recovered under this Policy.

ACKNOWLEDGEMENT
Each Covered Officer shall sign and return to the Company, within 30 calendar days following the later of (i) the adoption date of this Policy as set forth above or (ii) the date the individual becomes a Covered Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Officer agrees to be bound by, and to comply with, the terms and conditions of this policy.

EXHIBIT A

a.k.a. Brands Holding Corp.

Executive Incentive Compensation Recoupment Policy

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the a.k.a. Brands Holding Corp. (the “Company”) Executive Incentive Compensation Recoupment Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning Erroneously Awarded Incentive-Based Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

COVERED OFFICER
Signature
Print Name
Date